Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of LAVA Therapeutics B.V. of our report dated March 2, 2021, except for the effects of the share splits discussed in Note 22 to the consolidated financial statements, as to which the date is March 18, 2021, relating to the financial statements of LAVA Therapeutics B.V., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ R.M.N. Admiraal RA

PricewaterhouseCoopers Accountants N.V.

Eindhoven, the Netherlands

March 18, 2021